Exhibit 99.3

Dear colleagues,

I am delighted to announce today that we have reached an agreement to acquire Translate Bio, a biotech focused on messenger RNA (mRNA) technology. This name probably sounds familiar to you. Our collaboration with Translate Bio started in 2018 and reached a new level last year with our work together on a COVID-19 mRNA vaccine (currently in phase 1/2 trials) and a new expanded collaboration agreement.

Building on our recent announcement of an mRNA center of excellence in vaccines located in Cambridge and Marcy l’Etoile, this acquisition will allow Thomas Triomphe and our Vaccines teams to accelerate the development of mRNA vaccines targeting infectious diseases, such as influenza for which we have recently initiated a phase 1 clinical trial. Importantly, it will also give us opportunities to explore the potential of mRNA technology for other areas and the development of innovative therapeutics.

This latest acquisition is fully in line with our ambition to add pioneering science and technologies to our pipeline. John Reed and the R&D teams have built a truly diverse toolbox for drug discovery going beyond core competencies in small molecules, insulins, and recombinant enzymes to add platforms in nanobodies (Ablynx), fully human monoclonal antibodies (Kymab), synthetic biology (Synthorx), mRNA delivered in vivo (Tidal), universal natural killer ‘NK’ cell therapies (Kiadis), and even new twists on small molecules (Principia).

Indeed, the more platforms we have, the more “tools” we give to our R&D teams to discover breakthrough medicines and vaccines in the future. In a world driven by short-term considerations, it is important that we always keep in mind our long-term ambition. This acquisition will help us stay on track to achieve it.

Massive thanks to the teams that have worked very hard behind the scenes on this project: R&D, Finance, Legal, Business Development, Communications, to name a few.

Thank you,

Paul

Additional Information and Where to Find It

The tender offer for the outstanding shares of Translate Bio common stock referenced in the press release has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Sanofi and its acquisition subsidiary will file with the SEC, upon the commencement of the tender offer. At the time the tender offer is commenced, Sanofi and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Translate Bio will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. TRANSLATE BIO STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TRANSLATE BIO SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Translate Bio stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Sanofi or Translate Bio. Copies of the documents filed with the SEC by Translate Bio will be available free of charge on Translate Bio’s internet website at www.translate.bio or by contacting Translate Bio’s Investor Relations Department at tdahlman@translate.bio. Copies of the documents filed with the SEC by Sanofi will be available free of charge on Sanofi’s internet website at https://www.sanofi.com/en/investors or by contacting Sanofi’s Investor Relations Department at investor.relations@sanofi.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Sanofi files annual and special reports and other information with the SEC and Translate Bio files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Sanofi and Translate Bio at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Sanofi’s and Translate Bio’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.